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                     May 30, 2023

       Paul Beldin
       Chief Financial Officer
       Apartment Income REIT Corp.
       Apartment Income REIT, L.P.
       4582 South Ulster Street, Suite 1700
       Denver, CO 80237

                                                        Re: Apartment Income
REIT Corp.
                                                            Apartment Income
REIT, L.P.
                                                            Form 10-K for the
year ended December 31, 2022
                                                            File Nos. 000-24497
and 001-39686

       Dear Paul Beldin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction